Exhibit 99(b)(2)

MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, New York 10036	J. P. MORGAN SECURITIES INC. JPMORGAN CHASE BANK, N.A. 270 Park Avenue New York, New York 10017

July 18, 2006

One Equity Partners II, L.P.

320 Park Avenue

18th Floor

New York, New York 10022

Attention: Dan Selmonosky

Project Collect

Commitment Letter

$550 million Senior Credit Facilities

$365 million Senior Subordinated Bridge Facility

Ladies and Gentlemen:

You have advised Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), JPMorgan Chase Bank, N.A. (“JPMCB”; together with Morgan Stanley, the “Initial Lenders”) and J.P. Morgan Securities Inc. (“JPMorgan”; together with Morgan Stanley and JPMCB, “we” or “us”), regarding your proposed acquisition by merger (the “Acquisition”) of NCO Group, Inc., a Pennsylvania corporation (the “Company”). As we understand the transaction, pursuant to a merger agreement (the “Merger Agreement”) to be entered into with the Company (the “Seller”) a single-purpose wholly-owned corporate subsidiary (“Merger Co.”) of a newly formed corporation (“Holdings”) will be merged (the “Merger”) with and into the Company, with the Company being the surviving corporation (the “Surviving Corporation”). The Acquisition, Merger, the refinancing (the “Refinancing”) of certain existing debt of the Company and its subsidiaries, and the equity and debt financings contemplated by the foregoing are collectively referred to as the “Transaction”.

We understand that the funding required to effect the Transaction, to pay the fees and expenses incurred in connection therewith and to provide for the ongoing working capital and general corporate needs of the Borrower (as defined in the Summary of Terms) and its subsidiaries shall be provided solely from (i) an equity cash contribution by One Equity Partners II, L.P. and its affiliates (the “Equity Investors”) of not less than an amount equal to 30% of (x) the sum of the total purchase price for the Transaction plus the aggregate amount of transaction costs and expenses (the “Equity Contribution”) minus (y) the lesser of the amount of the Rollover Equity and 3% of the sum described in clause (x), (ii) at least $20 million of equity and option value of the Borrower currently held by certain members of management of the Company will be rolled over (directly or indirectly) into equity of Holdings (the “Rollover”; such equity, the “Rollover Equity”) (it being understood that no preferred stock issued by Holdings and its subsidiaries in respect of the Equity Contribution and the Rollover (x) shall be mandatorily redeemable (whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer), or shall permit or require the payment of cash dividends, in each case prior to the date that is 365 days after the latest maturity date (after giving effect to any rollover) of any loans issued under the Facilities or (y) shall contain any covenant typically found in any debt security or syndicated loan), (iii) the issuance (either by private placement or an underwritten public sale) by the Borrower of up to $365 million senior subordinated unsecured notes (the “Subordinated Notes”) or, alternatively, up to $365 million of senior subordinated unsecured loans under a bridge facility (the “Bridge Facility”) made available to the Borrower as interim financing to the Permanent Financing referred to below (such senior subordinated loans, the “Bridge Loans”, and together with any rollover loans and exchange notes related thereto, the “Bridge Advances”) (it being understood that to the extent the gross cash proceeds from the issuance of the Subordinated Notes or the borrowing under the Bridge Facility exceed $365 million, the commitments under the Term Loan Facility described below shall be reduced by the amount of such excess but that decision of the amount of any issuance of Subordinated Notes in excess of $365 million shall be at your sole discretion), and (iv) the incurrence by the Borrower of a senior secured bank financing (the “Senior Bank Financing”) which will be in the form of (x) a term loan facility in the amount of $450 million (the “Term Loan Facility”) and (y) a revolving credit facility in the amount of $100 million (the “Revolving Credit Facility”, together with the Term Loan Facility, the “Senior Credit Facilities”). The Senior Credit Facilities and the Bridge Facility shall be referred to as the “Facilities”.

Commitment Letter

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You hereby agree to cause Merger Co. to issue and sell in accordance with the terms of the Engagement Letter referred to below, in a public offering or private placement, debt securities (the “Permanent Financing”), the proceeds of which will be used to finance the Transaction or repay any Bridge Loans made under the Bridge Financing Documentation (as hereinafter defined) or any other Bridge Advances (it being understood that any termination by MS or JPMorgan of the Engagement Letter in accordance with the terms thereof shall have no effect on any commitments of Morgan Stanley or JPMCB hereunder).

Morgan Stanley & Co., Incorporated (“MS”) and JPMorgan have also delivered to you a separate engagement letter dated the date hereof (the “Engagement Letter”) setting forth the terms on which each of MS and JPMorgan is willing to act as joint lead underwriter, joint lead initial purchaser, joint bookrunning lead manager and joint lead placement agent for (i) the Subordinated Notes or (ii) if the Bridge Facility is funded on the Closing Date, the senior subordinated unsecured notes or any other debt or equity securities of Holdings, the Borrower or any of their respective subsidiaries which may be issued after the Closing Date for the purpose of financing the Transaction or refinancing all or a portion of outstanding amounts under the Bridge Facility (including, without limitation, the Permanent Financing).

Subject to and on the terms and conditions set forth herein and in the summary of terms and conditions attached as Annex I (the “Senior Bank Summary of Terms”), (a) Morgan Stanley is pleased to commit to provide, severally and not jointly, 60% of the Term Loan Facility and (b) JPMCB is pleased to commit to provide, severally and not jointly, 40% of the Term Loan Facility. Subject to and on the terms and conditions set forth herein and in the Senior Bank Summary of Terms, (i)(x) Morgan Stanley is pleased to commit to provide, severally and not jointly, 60% of the Initial Committed Amount of the Revolving Credit Facility and (y) JPMCB is pleased to commit to provide, severally and not jointly, 40% of the Initial Committed Amount of the Revolving Credit Facility, and (ii) Morgan Stanley and JPMorgan are pleased to agree to use their best efforts to arrange a syndicate of lenders for the balance of the Revolving Credit Facility. The “Initial Committed Amount” means $75 million. Subject to and on the terms attached as Annex II (the “Bridge Summary of Terms”; together with the Senior Bank Summary of Terms, the “Summaries of Terms”), (i) Morgan Stanley is pleased to commit to provide, severally and not jointly, 60% of the Bridge Facility and (ii) JPMCB is pleased to commit to provide, severally and not jointly, 40% of the Bridge Facility. It is understood that each of Morgan Stanley and JPMorgan shall act as (a) joint lead arranger and joint book-runner for the Senior Bank Financing (Morgan Stanley and JPMorgan, in such capacities, the “Senior Lead Arrangers”), and (b) joint lead arranger and joint book-runner for the Bridge Facility (Morgan Stanley and JPMorgan, in such capacities, the “Bridge Lead Arrangers” and together with the Senior Lead Arrangers, the “Lead Arrangers”). It is also understood that Morgan Stanley shall act as (i) administrative agent for the Senior Bank Financing (in such capacity, the “Senior Administrative Agent”) and (ii) administrative agent for the Bridge Facility (in such capacity, the “Bridge Administrative Agent” and together with the Senior Administrative Agent, the “Administrative Agents”). It is further understood that the Lead Arrangers shall be permitted, in consultation with you, to designate one or more financial institutions as agents or co-agents, as the case may be, with respect to each Facility, and that no titles may be given, or compensation paid, to lenders in respect of either Facility without the Lead Arrangers’ consent. The names of MS and Morgan Stanley shall appear to the left of (and in no event below) the names of JPMorgan and JPMCB, and the names of JPMorgan and JPMCB shall appear to the left of (and in no event below) any other arranger, book-runner, agent or co-agent, in each case on the cover of any Information Memorandum or other materials that describe the Facilities. Fees payable to the syndicate for each Facility shall be payable from the amounts payable to the Lead Arrangers and any other co-arrangers as described in the fee letter (the “Fee Letter”) executed simultaneously herewith.

Commitment Letter

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Each Initial Lender reserves the right, prior to or after execution of the definitive credit documentation for each Facility, to syndicate all or part of its commitment for such Facility to one or more lending institutions that will become parties to the appropriate definitive credit documentation pursuant to a syndication in respect of such Facility to be managed by the Lead Arrangers, and the commitments of the Initial Lenders hereunder in respect of such Facility shall be reduced as and when commitments are received from the other financial institutions in respect of such Facility on the terms set forth herein and to the extent such commitments are funded on the Closing Date. It is understood that to the extent such commitments received from such other financial institutions in respect of the Revolving Credit Facility shall exceed $50 million (i.e., the aggregate commitments of the Initial Lenders in respect of the Revolving Credit Facility shall be reduced to $25 million or less), the aggregate commitments in respect of the Revolving Credit Facility shall be increased by such excess from the Initial Committed Amount to a maximum of $100 million. The Initial Lenders shall commence syndication efforts promptly after the execution of this letter by you and you agree actively to assist the Initial Lenders in achieving a syndication in respect of each Facility that is satisfactory to the Initial Lenders. Such syndication will be accomplished by a variety of means, including direct contact during the syndication for a Facility between senior management and advisors of the Company and the proposed syndicate members for such Facility (such members in respect of the Senior Bank Financing being referred to as the “Senior Lenders”, and such syndicate members in respect of the Bridge Facility being referred to as the “Bridge Lenders” and collectively, the “Lenders”). To assist the Initial Lenders in their syndication efforts, you hereby agree (a) to provide and cause your advisors to provide the Initial Lenders and the other relevant syndicate members upon request with all information reasonably deemed necessary by the Initial Lenders to complete syndication, including but not limited to information and evaluations prepared by you and your advisors or on your behalf relating to the transactions contemplated hereby, (b) to assist the Initial Lenders upon request in the preparation of an Information Memorandum to be used in connection with the syndication of each Facility, (c) to use your commercially reasonable efforts to ensure that the syndication efforts of the Initial Lenders benefit materially from your existing lending relationships and the existing lending relationships of the Company, (d) to make reasonably available your senior officers and representatives, in each case from time to time and to attend and make presentations regarding the business and prospects of the Borrower at a meeting or meetings of Senior Lenders or prospective Senior Lenders or Bridge Lenders or prospective Bridge Lenders and (e) to use your commercially reasonable efforts to obtain ratings (prior to the commencement of syndication) for each of the Facilities from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”). You hereby agree that the general bank meeting in respect of each of the Facilities shall be held no later than 30 days prior to the consummation of the Acquisition. In addition, you agree that no financing for the Borrower, you or any of the Borrower’s subsidiaries or affiliates shall be syndicated, privately placed or publicly offered to the extent that such financing could have an adverse effect on the syndication of either Facility.

Commitment Letter

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The terms and conditions of this commitment may be modified only in writing. In addition, this commitment is subject to (a) the preparation, execution and delivery of mutually acceptable loan documentation on customary terms for each Facility, including (i) in the case of the Senior Bank Financing, a credit agreement incorporating substantially the terms and conditions outlined herein and in the Senior Bank Summary of Terms (the “Senior Credit Agreement”) and (ii) in the case of the Bridge Facility, a credit agreement incorporating substantially the terms and conditions outlined herein and in the Bridge Summary of Terms (the “Bridge Financing Documentation”), (b) since December 31, 2005, there has not been any change, event, condition, circumstance or state of facts (whether or not covered by insurance) that has had or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (c) the accuracy and completeness in all material respects of all representations (subject to the last two sentences of this paragraph) that you make to us and all written information that you furnish to us in connection with this commitment and your compliance in all material respects with the terms of this Commitment Letter. The Initial Lenders’ commitments set forth in this Commitment Letter will terminate on the earliest of (i) consummation of the Acquisition or another transaction or series of transactions in which Holdings or any of its affiliates acquires, directly or indirectly, any stock or assets of the Company, (ii) termination of the Merger Agreement and (iii) 5:00 p.m. (New York City time) on March 21, 2007, unless the Transaction closes on or before such date. “Material Adverse Effect” means any event, circumstance, development, change or effect that alone or in the aggregate with other events, circumstances, developments, changes or effects (a) is materially adverse to the business, operations, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries (as defined in Merger Agreement), taken as a whole or (b) materially delays or impairs the Company’s ability to perform its material obligations under the Merger Agreement or materially impedes the ability of the Company to consummate the transactions contemplated thereby; provided that none of the following, alone or in any combination, shall constitute, or shall be considered in determining whether there has occurred, a Material Adverse Effect for purposes of clause (a) of the definition of Material Adverse Effect above: (i) the public announcement of a proposal by Holdings or any of its affiliates, the Merger Agreement, the Merger and the other transactions contemplated thereby (including the resignation of employment of employees or any impact on the Company’s business, customer relations, condition or results of operations, in each case as a result therefrom), (ii) changes, events or developments after the date hereof in the national or world economy generally or financial or securities markets generally or changes, events or developments after the date hereof in general economic conditions or other changes, events or developments that generally affect the industries in which the Company and its Subsidiaries conduct their business, so long as such changes, events, developments or conditions do not adversely affect the Company or its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the markets or industries in which they operate, (iii) any change after the date hereof in any applicable Law (as defined in the Merger Agreement), rule or regulation, so long as such changes do not adversely affect the Company or its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the markets or industries in which they operate and so long as such changes do not disproportionately affect the industries in which the Company competes compared to other industries generally, (iv) any change after the date hereof in United States generally accepted accounting principles or the interpretations thereof, (v) any failure by the Company to meet any published (whether by the Company or a third party research analyst) estimates of revenues or earnings (provided that the underlying reason for such failure shall not be excluded by virtue of this clause from the determination of a Material Adverse Effect), (vi) any outbreak or escalation of war or hostilities, any occurrence or threats of terrorist acts or any armed hostilities associated therewith and any national or international calamity, disaster or emergency or any escalation thereof, so long as such outbreak, escalation, occurrence or threat of a calamity, disaster or emergency does not adversely affect the Company or its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the markets or industries in which they operate, (vii) a decline in the price, or a change in the trading volume of, the Company Common Stock (as defined in the Merger Agreement) on Nasdaq or any successor exchange (provided that the underlying reason for such decline or change shall not be excluded by virtue of this clause from the determination of a Material Adverse Effect), and (viii) any matter to the extent that (A) it is disclosed in reasonable detail in the Company Disclosure Schedule (as defined in the Merger Agreement) and (B) such disclosed matter does not worsen in a materially adverse manner. Notwithstanding anything in this Commitment Letter, the Summaries of Terms, the Fee Letter, the documentation of the Facilities or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to the Company, its subsidiaries and their businesses the making and accuracy of which shall be a condition to availability of the Facilities on the Closing Date shall be (A) such of the representations made by the Company in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that Holdings has the right to terminate its obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement and (B) the Specified Representations (as defined below) and (ii) the terms of the Facilities documentation shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions set forth herein and in the Summaries of Terms Sheets are satisfied. “Specified Representations” means the representations and warranties of the Company relating to corporate power and authority, the enforceability of the documentation of the Facilities, Federal Reserve margin regulations, the Investment Company Act, no material violation by the Facilities of organizational documents, agreements, instruments or law, solvency, effectiveness of material regulatory and governmental approvals for the Facilities, no litigation purporting to materially adversely affect the Facilities and status of the Senior Credit Facilities as senior debt.

Commitment Letter

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To induce the Initial Lenders to issue this letter and to continue with their due diligence efforts, you hereby agree that all reasonable out-of-pocket fees and expenses (including the reasonable fees and expenses of outside counsel and outside consultants) of each Initial Lender and its affiliates arising in connection with this letter (and its due diligence and syndication efforts in connection herewith) and in connection with the Senior Bank Financing, the Bridge Facility and the other transactions described herein shall be for your account upon consummation of the Acquisition. In addition, you hereby agree to pay when and as due the fees described in the Fee Letter.

You further agree to indemnify and hold harmless each of the Senior Lenders (including, in any event, the Initial Lenders), each of the Bridge Lenders (including, in any event, the Initial Lenders) and each director, officer, employee and affiliate thereof (each an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any such Indemnified Person as a result of or arising out of or in any way related to or resulting from this letter, the Transaction, the extension or syndication of the Senior Bank Financing contemplated by this letter or the extension or syndication of the Bridge Facility contemplated by this letter, or in any way arise from any use or intended use of this letter or the proceeds of the Senior Bank Financing or the Bridge Facility contemplated by this letter, and you agree to reimburse each Indemnified Person upon demand for any legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Initial Lender or any such other Indemnified Person is a party to any action or proceeding out of which any such expenses arise); provided, however, that you shall not have to indemnify any Indemnified Person against any loss, claim, damage, expense or liability to the extent finally determined by a court of competent jurisdiction to have resulted directly and primarily from the gross negligence or willful misconduct of such Indemnified Person. This letter is issued for your benefit only and no other person or entity may rely hereon. Neither any Initial Lender nor any Lender shall be responsible or liable to you, the Company, the Borrower or any other person for consequential damages which may be alleged as a result of this letter.

Commitment Letter

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Each Initial Lender reserves the right to employ the services of its affiliates in providing services contemplated by this letter (including, without limitation, assigning its commitment hereunder to any of its affiliates) and to allocate, in whole or in part, to such affiliates certain fees payable to such Initial Lender in such manner as such Initial Lender and such affiliates may agree in their sole discretion. You acknowledge that each Initial Lender may share with any of its affiliates, and such affiliates may share with each Initial Lender, any information related to the Transaction, you, the Borrower, the Company, any of its subsidiaries or any of the matters contemplated hereby in connection with the Transaction.

The provisions of the immediately preceding three paragraphs shall survive any termination of this letter. Notwithstanding anything to the contrary set forth herein or in the Fee Letter, so long as the Borrower shall assume in full your obligations hereunder and under the Fee Letter upon the initial funding the Senior Bank Financing, your obligations hereunder and under the Fee Letter shall terminate upon such initial funding.

You represent and warrant that (a) to the best of your knowledge, all information (other than the Projections referred to below) (the “Information”) that has been or will hereafter be made available by or on behalf of you or by any of your representatives in connection with the Transaction and the other transactions contemplated hereby to any Initial Lender or any of its affiliates or representatives or to any Lender or any potential Lender is and will be complete and correct in all material respects and does not and will not, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made and (b) all financial projections (the “Projections”), if any, that have been or will be prepared by you or on your behalf or by any of your representatives and made available to any Initial Lender or any of its affiliates or representatives or to any Senior Lender, Bridge Lender, any potential Senior Lender or any potential Bridge Lender in connection with the Transaction and the other transactions contemplated hereby have been or will be prepared in good faith based upon reasonable assumptions (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that any particular projections will be realized). You agree to supplement the information and projections from time to time so that the representations and warranties contained and to the extent made in this paragraph remain complete and correct.

In issuing this commitment, each Initial Lender is relying on the accuracy of the information furnished to it by you or on your behalf or by or on behalf of the Company (to the extent furnished prior to the date hereof, collectively, the “Pre-Commitment Information”). The obligations of each Initial Lender under this Commitment Letter, of any Senior Lender that issues a commitment for the Senior Bank Financing and of any Bridge Lender that issues a commitment for the Bridge Financing are made solely for your benefit and may not be relied upon or enforced by any other person or entity.

Commitment Letter

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You are not authorized to show or circulate this letter to any other person or entity (other than (i) to your legal and financial advisors in connection with your evaluation hereof, (ii) to the Seller and its legal and financial advisors and (iii) as required by law or stock exchange requirements) until such time as you have accepted this letter as provided in the immediately succeeding paragraph. If the letter is not accepted by you as provided in the immediately succeeding paragraph, you are to immediately return this letter (and any copies hereof) to the undersigned. This letter may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which counterpart shall be an original, but all of which shall together constitute one and the same instrument.

Each Initial Lender hereby notifies you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies you, the Borrower and each Guarantor (as defined in the Summaries of Terms), which information includes names and addresses and other information that will allow such Initial Lender to identify you, the Borrower and each Guarantor in accordance with the Patriot Act.

You acknowledge that each Initial Lender may provide debt financing, equity capital or other services (including financial advisory services) to parties whose interests regarding the transactions described herein or otherwise may conflict with your interests. Consistent with the Initial Lenders’ respective policies to hold in confidence the affairs of their clients, the Initial Lenders will not furnish confidential information obtained from you or your affiliates to any of their other clients. Furthermore, the Initial Lenders will not use in connection with the transactions contemplated hereby, or furnish to you, confidential information obtained by the Initial Lenders from any other person. It is further agreed that so long as the Initial Lenders’ commitments hereunder are outstanding, the Initial Lenders will not act as financial advisor to any third party in connection with such third party’s acquisition of the Company or any substantial portion of the Company’s assets. You further acknowledge that in connection with the commitment hereunder and the syndication of the Facilities: (1) each Initial Lender has acted at arms length, is not an agent of, and owes no fiduciary duty to, you, the Company, the Borrower and their respective subsidiaries or any other person, (2) each Initial Lender owes you, the Company and the Borrower only those duties and obligations set forth in this Commitment Letter, the Fee Letter and the Engagement Letter and (3) each Initial Lender may have interests that differ from those of you, the Company and the Borrower. You hereby waive, to the full extent permitted by applicable law, any claims you may have against any Initial Lender arising from an alleged breach of fiduciary duty in connection with the Facilities.

If you are in agreement with the foregoing, please sign and return to Morgan Stanley (including by way of facsimile transmission) the enclosed copy of this letter, together with the Engagement Letter and the Fee Letter, no later than 11:59 PM, New York time, on July 21, 2006. Our commitment set forth in this letter shall terminate at the time and on the date referenced in the immediately preceding sentence unless this letter, the Engagement Letter and the Fee Letter are executed and returned by you as provided in such sentence. Upon your acceptance hereof and of the Engagement Letter and Fee Letter, this Commitment Letter, Engagement Letter and Fee Letter shall be a binding agreement between us.

This letter, the Engagement Letter and the Fee Letter shall be governed by, and construed in accordance with the laws of the State of New York, and any right to trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this letter and/or the related Fee Letter is hereby waived. The parties hereto hereby submit to the non-exclusive jurisdiction of the federal and New York State courts located in the City of New York in connection with any dispute related to this letter, the Engagement Letter or the Fee Letter or any matters contemplated hereby or thereby. Delivery of an executed counterpart of a signature page to this Commitment Letter, the Engagement Letter or the related Fee Letter by telecopier shall be effective as delivery of a manually executed counterpart of this Commitment Letter, Engagement Letter or the related Fee Letter, as the case may be.

Commitment Letter

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BY SIGNING THIS COMMITMENT LETTER, EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES AND AGREES THAT (A) EACH OF MORGAN STANLEY AND JPMCB IS OFFERING TO PROVIDE THE SENIOR CREDIT FACILITIES SEPARATE AND APART FROM MORGAN STANLEY’S AND JPMCB’S OFFER TO PROVIDE THE BRIDGE FACILITY AND (B) EACH OF MORGAN STANLEY AND JPMCB IS OFFERING TO PROVIDE THE BRIDGE FACILITY SEPARATE AND APART FROM THE OFFER BY MORGAN STANLEY AND JPMCB TO PROVIDE THE SENIOR CREDIT FACILITIES. YOU MAY, AT YOUR OPTION, ELECT TO ACCEPT THIS COMMITMENT LETTER (AND THE APPLICABLE PROVISIONS OF THE FEE LETTER) WITH RESPECT TO EITHER THE SENIOR CREDIT FACILITIES OR THE BRIDGE FACILITY OR BOTH.

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Commitment Letter

Very truly yours,
MORGAN STANLEY SENIOR FUNDING, INC.
By	/s/ Eugene F. Martin

Title: Vice President

Commitment Letter

JPMORGAN CHASE BANK, N.A.
By	/s/ Thomas H. Kozlark

Title: Vice President

J. P. MORGAN SECURITIES INC.
By	/s/ Benjamin D. Ben-Attar

Title: Vice President

Commitment Letter

THE PROVISIONS OF THIS COMMITMENT LETTER

WITH RESPECT TO THE SENIOR CREDIT FACILITIES

ARE ACCEPTED AND AGREED TO AS OF THE DATE

FIRST ABOVE WRITTEN:

ONE EQUITY PARTNERS II, L.P.
BY:	OEP GENERAL PARTNER II, L.P. ITS GENERAL PARTNER
BY:	OEP HOLDING CORPORATION ITS GENERAL PARTNER
By	/s/ Daniel J. Selmonosky

Title: Managing Director

THE PROVISIONS OF THIS COMMITMENT LETTER

WITH RESPECT TO THE BRIDGE FACILITY ARE

ACCEPTED AND AGREED TO AS OF THE DATE

FIRST ABOVE WRITTEN:

ONE EQUITY PARTNERS II, L.P.
BY:	OEP GENERAL PARTNER II, L.P. ITS GENERAL PARTNER
BY:	OEP HOLDING CORPORATION ITS GENERAL PARTNER
By	/s/ Daniel J. Selmonosky

Title: Managing Director

Commitment Letter

ANNEX I

SUMMARY OF CERTAIN TERMS AND CONDITIONS*

$550,000,000 SENIOR CREDIT FACILITIES

I.	The Parties
Borrower:

Merger Co. and, upon consummation of the Merger, the Surviving Corporation; provided that certain wholly-owned subsidiaries of the Borrower organized under the laws of the United States or any State thereof that are Guarantors the capital stock of which have all been pledged to the Administrative Agent for the benefit of the Lenders may be designated by the Borrower as additional borrowers in respect of the Revolving Credit Facility.

Senior Lead Arrangers and Joint Book-Runners:	Morgan Stanley and JPMorgan.
Senior Administrative Agent:	Morgan Stanley.
Senior Lenders:	Morgan Stanley, JPMCB and a syndicate of financial institutions and institutional lenders arranged by the Lead Arrangers in consultation with the Borrower.
Guarantors:

All obligations under the Senior Bank Financing shall be unconditionally guaranteed by Holdings and each of Holdings’ and the Borrower’s direct and indirect wholly-owned domestic subsidiaries (Holdings and all of such subsidiaries being, collectively, the “Guarantors”), subject to customary exceptions and exclusions and release mechanics for transactions of this type (it being understood that any joint venture engaged in any Portfolio Financing Transaction (any “Portfolio JV”) will not be a Guarantor).

“Portfolio Financing Transactions” shall mean investments made by the Borrower or one of its subsidiaries with respect to portfolios of delinquent accounts receivables which may take the form of (a) incurrence by the Borrower or a subsidiary thereof of debt that is non-recourse other than to the underlying portfolios acquired; (b) incurrence of debt that is non-recourse other than to the underlying portfolios as well as being cross-collateralized by other portfolios acquired through the same non-recourse lending arrangements; or (c) portfolios acquired where the Borrower or one of its subsidiaries has an equity partner and both the Borrower or such subsidiary and the equity partner may make non-recourse loans to an entity (in the form of a joint venture, an LLC, a corporation, or a partnership) created expressly to hold the underlying portfolio assets in principal amounts ratably in accordance with their respective equity interests in such entity.

*	Capitalized terms used herein and not defined herein shall have the meanings provided in the commitment letter (the “Commitment Letter”) to which this summary is attached.

Annex I

II.	Description of Credit Facilities Comprising the Senior Bank Financing
A.	Term Loan Facility
Tranche B Term Loan Facility:	A $450,000,000 Tranche B Term Loan Facility (the “Term Loan Facility”).
Maturity and Amortization:

The final maturity of the Term Loan Facility shall be the date which occurs seven years after the Closing Date. The loans under the Term Loan Facility (the “Term Loans”) shall be repaid at the final maturity thereof, subject to amortization of approximately 0.25% per quarter prior to such final maturity.

Use of Proceeds:

The Term Loans shall only be utilized (x) to finance, in part, the Merger and the Transaction (including without limitation, the Refinancing) and (y) to pay fees and expenses incurred in connection with the Transaction.

Availability:	The Term Loans may only be borrowed on the Closing Date. No amount of Term Loans once repaid may be reborrowed.
B.	Revolving Credit Facility
Revolving Credit Facility:	$100,000,000 Revolving Credit Facility, with a letter of credit sublimit and a swingline to be agreed upon.
Maturity:

The final maturity of the Revolving Credit Facility shall be the date which occurs five years after the Closing Date. Loans made pursuant to the Revolving Credit Facility (the “Revolving Loans,” and together with the Term Loans, the “Loans”) shall be repaid in full on the fifth anniversary of the Closing Date, and all letters of credit issued thereunder shall terminate prior to such time.

Use of Proceeds:

The Revolving Loans shall be utilized solely for the Borrower’s and its subsidiaries’ working capital requirements and other general corporate purposes (including acquisitions permitted under the Senior Credit Facilities).

Availability:

Up to $10,000,000 of the Revolving Credit Facility shall be available on the Closing Date and the balance of the Revolving Credit Facility shall be available after the Closing Date. Revolving Loans may be borrowed, repaid and reborrowed. No Revolving Loans may be used to fund the Transaction.

Annex I

C.	Incremental Facility
Incremental Facility:

The Borrower may request on one or more occasions (up to a maximum number of occasions to be agreed) an increase in the principal amount of the Term Loan Facility and/or the Revolving Credit Facility in an aggregate amount of up to $100 million (the “Incremental Facilities”; any such increase in Term Loan Facility being an “Incremental Term Facility”). The Incremental Facilities will rank pari passu in right of payment and security with the other Senior Credit Facilities, will mature no earlier than the final maturity date of the Term Loans or Revolving Loans, as the case may be, and in the case of any Incremental Term Facility, will have an average life to maturity of no shorter than the remaining average life to maturity of the Term Loans.

The Incremental Facilities shall not initially be available but may be activated at any time and from time to time (without amendment to the credit documentation) during the life of the Senior Credit Facilities at the request of the Borrower with consent required only from those Lenders (including new Lenders that are reasonably acceptable to the Administrative Agent and the Borrower) that agree, in their sole discretion, to participate in the applicable Incremental Facility and provided that no default or event of default shall have occurred and be continuing or would result therefrom and that after giving effect thereto the Borrower would be in pro forma compliance with all financial covenants as of the date of incurrence and for the most recent determination period and subject to all representations and warranties being true and correct in all material respects immediately prior to, and after giving effect to, the incurrence of any such Incremental Facility.

The interest rate margins applicable to any Incremental Facility will be determined by the Borrower and the Lenders providing such Incremental Facility at the time it is made available; provided that such interest rate margins shall not be higher than the applicable margins for the Term Loans or Revolving Loans, as the case may be, by more than 0.50% without such applicable margins being adjusted to be within 0.50% of such interest rate margins.

III.	Terms Applicable to the Entire Senior Bank Financing
Closing Date:	The date on or before March 21, 2007 on which the conditions precedent to the initial extension of credit under the Facilities shall be satisfied (such date being the “Closing Date”).
Security:

The Borrower and each of the Guarantors shall grant the Administrative Agent and the Lenders a valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) lien and security interest in all of the following:

Annex I

(a)      All shares of capital stock of (or other ownership interests in) and intercompany debt of the Borrower and each present and future subsidiary of the Borrower or such Guarantor, limited, in the case of each foreign subsidiary, to 65% of the voting stock of such entity (it being understood that no pledge of any interest in a Portfolio JV or any member, partner or other participant in a Portfolio JV shall be required if such pledge shall be expressly prohibited by the terms of such Portfolio JV (such interest that is subject to such prohibition, the “Excluded JV Interest”)).

(b)      All present and future property and assets, real and personal, of the Borrower or such Guarantor, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, owned real estate, material leaseholds (subject to limitations of commercially reasonable efforts of the Borrower and Guarantors), fixtures, bank accounts, general intangibles, license rights, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights (including, without limitation, contract rights under any joint venture or other agreements in respect of any Portfolio Financing Transaction, but excluding contract rights the pledge of which to the Lenders is expressly prohibited by the agreements governing such Portfolio JV, such Portfolio Financing Transaction, or any member, partner or other participant in such Portfolio JV or such Portfolio Financing Transaction (such excluded contract rights, the “Excluded Contract Rights”; and together with the Excluded JV Interests, the “Excluded Interests”)), hedge agreements, documents, instruments, indemnification rights, tax refunds and cash, except (x) as to any of the foregoing, if the Administrative Agent has determined the costs of obtaining such security interest are excessive in relation to the value of the security to be afforded thereby and (y) purchased portfolio assets the purchase of which was financed in whole or in part by a Portfolio Financing Transaction.

(c) All proceeds and products of the property and assets described in clauses (a) and (b) above.
Interest Rates:

At the option of the Borrower, Loans may be maintained from time to time as (x) Base Rate Loans, which shall bear interest at the Applicable Margin in excess of the Base Rate in effect from time to time, or (y) Eurodollar Loans, which shall bear interest at the Applicable Margin in excess of the Eurodollar Rate (adjusted for maximum reserves) as determined by the Administrative Agent for the respective interest period, provided that until the earlier to occur of (x) the 30th day following the Closing Date and (y) that date upon which Morgan Stanley has determined (and notifies the Borrower) that the primary syndication of the Senior Bank Financing (and the resultant addition of institutions as Lenders) has been completed, only Base Rate Loans or Eurodollar Loans with an interest period of one week may be incurred.

Annex I

“Base Rate” shall mean the higher of (x) 1/2 of 1% in excess of the federal funds rate and (y) the rate that the Administrative Agent announces from time to time as its prime or base commercial lending rate, as in effect from time to time.

The “Applicable Margin” means at any time, (x) for the first six months after the Closing Date, 1.50% per annum in respect of Base Rate Loans and 2.50% per annum in respect of Eurodollar Loans and (y) thereafter, the applicable percentage determined in accordance with a pricing grid to be determined.

During the continuance of any event of default under the loan documentation, the Applicable Margin on all obligations owing under the loan documentation shall increase by 2% per annum.

Subject to the proviso in the first paragraph under “Interest Rates” above, interest periods of 1, 2, 3 and 6 months and, if available, 9 and 12 months, shall be available in the case of Eurodollar Loans.

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each quarter. Interest in respect of Eurodollar Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Loans, and at maturity. All interest calculations in respect of Eurodollar Loans shall be based on a 360-day year and all interest calculations in respect of Base Rate Loans and commitment fee and other fee calculations shall be based on a 365/6-day year.

Senior Lead Arrangers and Senior Administrative Agent Fees:	The Senior Lead Arrangers and the Senior Administrative Agent shall receive such fees as have been separately agreed upon with the Borrower.
Unused Commitment Fees:	1/2 of 1% per annum, on the unused portion of each Lender’s share of the Senior Bank Financing, payable (a) quarterly in arrears and (b) on the date of termination or expiration of the commitments.
Letter of Credit Fees:

Applicable Margin for Eurodollar Loans which are Revolving Loans on the aggregate outstanding stated amounts of letters of credit plus an additional 1/8 of 1% on the aggregate outstanding stated amounts of letters of credit to be paid as a fronting fee to the issuing bank.

Annex I

Voluntary Commitment Reductions:	Voluntary reductions to the unutilized portion of the Senior Bank Financing, including the Revolving Credit Facility, may be made from time to time by the Borrower without premium or penalty.
Voluntary Prepayment:

The Borrower may, upon at least one business day’s notice in the case of Base Rate Loans and three business days’ notice in the case of Eurodollar Loans, prepay, in full or in part, the Senior Bank Financing without premium or penalty; provided, however, that each partial prepayment shall be in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof; provided further that any such prepayment of Eurodollar Loans shall be made together with reimbursement for any funding losses of the Lenders resulting therefrom.

Mandatory Prepayment and Commitment Reduction:

All net cash proceeds (a) from sales of property and assets of Holdings and its subsidiaries (excluding sales of inventory and sales of portfolio assets in the ordinary course of business and other exceptions to be agreed and subject to a reinvestment provision to be negotiated), (b) of casualty insurance and condemnation payments (subject to reinvestment) and (c) from the issuance after the Closing Date of additional debt (subject to exceptions to be agreed) and 50% of net proceeds of issuance of equity of Holdings and its subsidiaries (subject to exceptions to be agreed, including investment from existing investors and equity used for permitted acquisitions), and 50% (or 25% or 0% if leverage is reduced to agreed levels) of Excess Cash Flow (to be defined in the loan documentation, which shall exclude amounts expended for permitted acquisitions and permitted purchases of portfolio assets) of the Borrower and its subsidiaries shall be applied to prepay the Senior Bank Financing, to the principal repayment installments of the Term Loan Facility on a pro rata basis and then to the Revolving Credit Facility (without reducing the commitments thereunder).

Documentation:

Morgan Stanley’s and JPMCB’s commitments will be subject to the negotiation, execution and delivery of definitive financing agreements (and related security documentation, guaranties, etc.) consistent with the terms of this letter in customary form for similar secured financings, in each case prepared by counsel to the Initial Lenders.

Conditions Precedent to Initial Extension of Credit:	No material conditions other than those specified in Annex III.
Conditions Precedent to All Extensions of Credit:

There shall exist no default under any of the loan documentation, and the representations and warranties of the Borrower and each of the Guarantors therein shall be true and correct in all material respects immediately prior to, and after giving effect to, such extension of credit.

Annex I

Representations and Warranties:

Those customarily found in credit agreements for similar secured financings, including, without limitation, absence of any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of Holdings and its subsidiaries, taken as a whole[1], and any purchase of assets made by a Portfolio JV shall have been made upon the basis of the Company's good faith expectation that it would receive a return on such investment of not less than its purchase price.

Covenants:

Those affirmative, negative and financial covenants (applicable to Holdings and its subsidiaries) customarily found in credit agreements for similar secured financings with usual and customary baskets and exceptions to be agreed upon, including, without limitation, the following:

(a)      Affirmative Covenants - (i) Compliance with laws and regulations (including, without limitation, ERISA and environmental laws); (ii) payment of taxes and other obligations; (iii) maintenance of appropriate and adequate insurance; (iv) preservation of corporate existence, rights (charter and statutory), franchises, permits, licenses and approvals; (v) visitation and inspection rights; (vi) keeping of proper books in accordance with generally accepted accounting principles; (vii) maintenance of properties; (viii) performance of leases, related documents and other material agreements; (ix) conducting transactions with affiliates on terms equivalent to those obtainable on an arm’s-length basis; (x) further assurances as to perfection and priority of security interests; and (xi) customary financial and other reporting requirements (including, without limitation, audited annual financial statements and quarterly unaudited financial statements, in each case prepared on a consolidated basis, notices of defaults, compliance certificates, annual business plans and forecasts, reports to shareholders and other creditors and other business and financial information as any Lender shall reasonably request).

[1]	It being understood that the material adverse change representation as of the Closing Date will use the definition of Material Adverse Effect set forth herein.

Annex I

(b)      Negative Covenants - Restrictions on (i) liens (including, without limitation, liens on any Excluded Interests, but excluding liens granted to secure debt described in the definition of “Portfolio Financing Transactions” and liens securing the Senior Bank Financing); (ii) debt (with exceptions for the issuance of not more than $365,000,000 of Subordinated Notes and Exchange Notes), guaranties or other contingent obligations (including, without limitation, the subordination of all intercompany indebtedness on terms satisfactory to the Lenders); (iii) mergers and consolidations; (iv) sales, transfers and other dispositions of assets (other than sales of inventory and sales of portfolio assets in the ordinary course of business); (v) loans, acquisitions, joint ventures and other investments, with permitted investments to include Portfolio Financing Transactions; (vi) dividends and other distributions to stockholders; (vii) creating new subsidiaries; (viii) becoming a general partner in any partnership; (ix) repurchasing shares of capital stock; (x) prepaying, redeeming or repurchasing debt; (xi) capital expenditures; (xii) granting negative pledges other than to the Administrative Agent and the Lenders and in connection with the Subordinated Notes; (xiii) changing the nature of its business; (xiv) amending organizational documents, or amending or otherwise modifying any debt, any related document or any other material agreement in a manner adverse to the Lenders; (xv) changing accounting policies or reporting practices except as required by generally accepted accounting principles; and (xvi) granting consent required under any joint venture or similar agreement for any Portfolio JV to incur debt other than in respect of a Portfolio Financing Transaction; in each of the foregoing cases, with customary and such other exceptions as may be agreed upon in the loan documentation. It is agreed that the Borrower and its subsidiaries will be permitted to continue the Portfolio Financing Transactions.

(c)      Financial Covenants – Leverage and interest coverage. All of the financial covenants will be calculated on a consolidated basis (taking into account any acquisition or disposition made during any measurement period as if such acquisition or disposition occurred on the first day of such measurement period) for each consecutive four fiscal quarter period, except that during the first year following the Closing Date such measurements shall be calculated on a pro forma basis.

Events of Default:

Those customarily found in credit agreements for similar secured financings, including, without limitation, (a) failure to pay principal when due, or to pay interest or other amounts within three business days after the same becomes due, under the loan documentation; (b) any representation or warranty proving to have been materially incorrect when made or confirmed; (c) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after notice or knowledge of such failure; (d) cross-defaults to other indebtedness in an amount to be agreed in the loan documentation; (e) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (f) monetary judgment defaults in an amount to be agreed in the loan documentation; (g) impairment of loan documentation or security; (h) change of ownership or operating control; and (i) standard ERISA defaults.

Annex I

Interest Rate Protection:

The Borrower shall obtain interest rate protection in form and with parties acceptable to the Senior Lenders for a notional amount to be agreed in the final loan documentation, but in no event less than 50% of the aggregate principal amount of the Term Loans and for a period of three years.

Expenses:

The Borrower shall pay all of the Senior Administrative Agent’s and the Senior Lead Arrangers’ reasonable out-of-pocket expenses for due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and all other reasonable out-of-pocket expenses incurred by the Senior Administrative Agent or the Senior Lead Arrangers (including the reasonable fees and expenses of outside counsel for the Lead Arrangers upon consummation of the Acquisition, as well as all reasonable out-of-pocket expenses of the Administrative Agent in connection with the administration of the loan documentation. The Borrower shall also pay the expenses of the Senior Administrative Agent, the Senior Lead Arrangers and the Senior Lenders in connection with the enforcement of any of the loan documentation.

Indemnity:

The Borrower will indemnify and hold harmless the Senior Administrative Agent, the Senior Lead Arrangers, each Senior Lender and each of their affiliates and their officers, directors, employees, agents and advisors from claims and losses relating to the Transaction or the Senior Bank Financing, except to the extent resulting from gross negligence or willful misconduct of the indemnified party.

Required Lenders:	Senior Lenders holding loans and commitments representing more than 50% of the aggregate amount of loans and commitments under the Senior Bank Financing.
Waivers & Amendments:

Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation shall require the approval of the Required Lenders, except that (x) the consent of all affected Senior Lenders shall be required with respect to (i) increases in commitment amounts, (ii) reductions of principal, interest, or fees, (iii) extensions of, the final maturity date and (iv) changes to the order of applications of prepayments and (y) the consent of all Senior Lenders shall be required with respect to releases of all or substantially all of the Collateral or all or substantially all of the value of the guarantees.

Annex I

Assignments and Participations:

Assignments may be non-pro rata and must be to Eligible Assignees (to be defined in the definitive loan documentation) and, in each case other than an assignment to a Lender or an assignment of the entirety of a Lender’s interest in the Senior Bank Financing, in a minimum amount equal to $1 million subject, in the case of assignments to persons other than the assigning Lender’s affiliates, to the consent of the Administrative Agent and, solely in the case of the Revolving Credit Facility, unless an Event of Default has occurred and is continuing, the Borrower. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank. No participation shall include voting rights, other than for reductions or postponements of amounts payable or releases of all or substantially all of the collateral.

Taxes:

All payments to be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of the Senior Lender’s applicable lending office). The Senior Lenders will use reasonable efforts (consistent with their respective internal policies and legal and regulatory restrictions and so long as such efforts would not otherwise be disadvantageous to such Senior Lenders) to minimize to the extent possible any applicable taxes and the Borrower will indemnify the Senior Lenders and the Senior Administrative Agent for such taxes paid by the Senior Lenders or the Senior Administrative Agent other than exceptions to be agreed.

Miscellaneous:

Standard yield protection (including compliance with risk-based capital guidelines, increased costs, payments free and clear of withholding taxes and interest period breakage indemnities), eurodollar illegality and similar provisions, defaulting lender provisions, waiver of jury trial and submission to jurisdiction provisions.

Governing Law:	New York.
Counsel for Initial Lenders:	Shearman & Sterling LLP.

Annex I

ANNEX II-A

$365,000,000 SENIOR SUBORDINATED BRIDGE FACILITY:

SUMMARY OF TERMS AND CONDITIONS

Borrower:	Merger Co. and, upon consummation of the Merger, the Surviving Corporation.
Bridge Joint Lead Arrangers And Joint Book Runners:	Morgan Stanley and JPMorgan.
Bridge Administrative Agent:	Morgan Stanley.
Bridge Lenders:	Morgan Stanley, JPMCB (or a wholly owned affiliate thereof) and a syndicate of financial institutions and institutional lenders arranged by the Initial Lenders in consultation with the Borrower.
Bridge Facility:

Senior Subordinated Increasing Rate Loans (the “Bridge Loans”) made pursuant to the Bridge Financing Documentation between the Borrower and the Bridge Lenders. Each Bridge Lender shall have the unconditional right to convert the Bridge Loans and/or Rollover Loans into senior subordinated increasing rate notes at its sole discretion.

Use of Proceeds:

The proceeds of the Bridge Loans, along with borrowings under the Senior Bank Financing and proceeds of the Equity Contribution, will be used (i) to finance, in part, the Transaction (including without limitation the Refinancing) and (ii) to pay costs and expenses in connection with the Transaction.

Principal Amount:	Up to $365 million.
Interest Rate:

Interest on the Bridge Loans shall be paid at the Applicable Interest Rate (as defined below) and payable quarterly in arrears. “Applicable Interest Rate” shall initially mean the greater of (i) the sum of three-month LIBOR plus 5.00% per annum and (ii) 9.75% per annum; provided that if the Bridge Loans are not repaid in full in whole by the end of the first three months following the issuance date, the Applicable Interest Rate otherwise in effect will increase by 50 basis points and shall thereafter increase by an additional 50 basis points at the end of each subsequent three-month period for so long as the Bridge Loans are outstanding (the “Incremental Spread”); and provided further that in no event shall the Applicable Interest Rate exceed 12.00% per annum.

Maturity:	One year from the date of the borrowing.

Annex II-A

IIA-2

Ranking:	The Bridge Loans will be senior to all subordinated indebtedness of the Borrower and will be subordinated to all senior indebtedness of the Borrower, including the Senior Bank Financing.
Guarantees:

Same guarantees as are provided to the Senior Lenders but the guarantees will be senior to all subordinated indebtedness of the guarantor and will be subordinated to all senior indebtedness of the guarantor, including the guarantor’s guarantee of the Borrower’s obligations under the Senior Bank Financing.

Mandatory Prepayment:

The Borrower will mandatorily prepay the Bridge Loans at 100% of their principal amount plus accrued interest to the prepayment date with (i) the net proceeds from the Permanent Financing, (ii) the net proceeds from the issuance of any other debt or equity securities (with exceptions substantially the same as for the Senior Bank Financing) and (iii) the net proceeds from asset sales (with exceptions substantially the same as for the Senior Bank Financing) subject, in each case, to the prior claims of the lenders under the Senior Bank Financing.

Change-of-Control:	The Borrower will prepay the Bridge Loans upon any change-of-control (to be defined in a mutually acceptable manner) of the Borrower at a redemption price of 101% of par plus accrued interest.
Interest Payments:	Quarterly in arrears.
Optional Prepayment:

The Bridge Loans will be prepayable, in whole or in part, upon not less than 10 days written notice, at the option of the Borrower, at any time at 100% of par plus accrued interest to the redemption date.

Mandatory Exchange:

If the Bridge Loans have not been previously repaid in full in cash on or prior to maturity, the principal of the Bridge Loans outstanding at maturity shall, subject to certain conditions precedent, be satisfied at maturity through the issuance and delivery of the Rollover Loans described below in the attached Annex II-B.

Right to Transfer Bridge Loans:

Each Initial Lender shall have the absolute and unconditional right in consultation with you to transfer the Bridge Loans to one or more third parties, whether by transfer, assignment or participation and the other Bridge Lenders shall have the right, with the prior consent of the Initial Lenders, to transfer the Bridge Loans to one or more third parties, whether by transfer, assignment or participation. If the Bridge Loans are converted to notes, the Borrower, upon request, shall be required to insure that such notes are DTC eligible. The holders of equity interests in Holdings shall have a right of first refusal to purchase any Bridge Loans to be transferred to third parties; provided that in respect of any Bridge Loans held by any such holder, such holder shall not have any voting rights and shall be treated in all other respects the same as the other Bridge Lenders.

Annex II-A

IIA-3

Conditions to Funding:	Usual and customary for a transaction of this type, including (without limitation) those specified in Annex III.
Representations and Warranties:

The Bridge Credit Agreement will contain representations and warranties which are usual and customary for transactions of this nature (with the scope, exceptions and qualifications substantially the same as those for the Senior Bank Financing).

Covenants:

The Bridge Credit Agreement will contain usual and customary covenants for transactions of this nature (with exceptions and qualifications substantially the same as those for the Senior Bank Financing).

Events of Default:	The Bridge Credit Agreement will contain usual and customary events of default for transactions of this nature and similar to those for the Senior Bank Financing.
Indemnification:

The Borrower will indemnify the Bridge Administrative Agent, the Bridge Lead Arrangers and the Bridge Lenders against all losses, liabilities, claims, damages, or reasonable expenses relating to the Bridge Loans, the Bridge Credit Agreement and the Borrower’s use of the proceeds from the Bridge Loans or the commitments, including but not limited to reasonable attorney’s fees and settlement costs, substantially on the terms set forth in the Commitment Letter.

Expenses:

The Borrower will pay all reasonable outside legal and other reasonable out-of-pocket expenses of the Bridge Administrative Agent, the Bridge Lead Arrangers and the Bridge Lenders as incurred, including travel costs, document production and other out-of-pocket expenses of this type, and the reasonable fees of outside counsel and reasonable fees of other professional advisors engaged with the Borrower’s consent.

Governing Law:	State of New York.
Counsel for Initial Lenders:	Shearman & Sterling LLP.

Annex II-A

ANNEX II-B

SENIOR SUBORDINATED ROLLOVER LOANS AND EXCHANGE NOTES:

SUMMARY OF TERMS AND CONDITIONS

Borrower:	Merger Co. and, upon consummation of the Merger, the Surviving Corporation.
Facility:	Senior Subordinated Rollover Loans (the “Rollover Loans”).
Principal Amount:	Up to the outstanding principal amount of the Bridge Loans.
Purpose:	The Rollover Loans will be used in their entirety to repay 100% of the outstanding principal amount of the Bridge Loans.
Maturity:	9 years after the issuance date of the Rollover Loans.
Interest Rate:

Interest on the Rollover Loans shall be paid at the Applicable Interest Rate (as defined below) and payable quarterly in arrears. “Applicable Interest Rate” shall mean the Applicable Interest Rate in respect of the Bridge Loans as of the date of the issuance of the Rollover Loans, which shall increase by an additional 50 basis points at the end of each three-month period for so long as the Rollover Loans are outstanding and provided that in no event shall the Applicable Interest Rate exceed 12.00% per annum.

Exchange Notes:

At any time on or after the date on which the Bridge Loans convert into Rollover Loans, Rollover Loans due to any Bridge Lender may, at the option of such Bridge Lender, be exchanged for an equal principal amount of senior unsecured exchange notes of the Borrower (the “Exchange Notes”). The Borrower will issue the Exchange Notes under an indenture that complies with the Trust Indenture Act of 1939, as amended (the “Indenture”). The Borrower will appoint a trustee reasonably acceptable to the holders of the Exchange Notes. The Indenture will include provisions customary for an indenture governing publicly traded high yield senior unsecured debt securities. Each Exchange Note will initially bear interest in effect on the Rollover Loans for which it is exchanged, and thereafter, the rate and margin will continue to increase as set forth above for Rollover Loans. Each holder of Exchange Notes shall have the option to fix the interest rate on the Exchange Notes to a rate that is equal to the then applicable rate of interest borne by the Exchange Notes.

Optional Prepayment:

Each Rollover Loans that has not been exchanged into an Exchange Note and each floating rate Exchange Note will be prepayable at the option of the Borrower, in whole or in part, at any time at par plus accrued and unpaid interest to the redemption date. Each fixed rate Exchange Note will be prepayable with an applicable make-whole provision for 5 years from the Closing Date and will be prepayable thereafter at par plus accrued interest plus a premium equal to 50% of the coupon in effect on the date of issuance of such Exchange Notes, declining ratably on each yearly anniversary to par two years prior to the maturity of such Exchange Notes.

Annex II-B

IIB-2

Mandatory Prepayment:	Same as Bridge Loans.
Change-of-Control:	The Borrower will prepay the Rollover Loans upon any change-of-control of the Borrower at a redemption price of 101% of par plus accrued interest.
Ranking:	Same as Bridge Loans.
Guarantees:	Same as Bridge Loans.
Registration Rights:

Within 90 days from the issuance date of the Rollover Loans, the Borrower shall file a shelf registration statement with the Securities and Exchange Commission and the Borrower shall use its best efforts to cause such shelf registration statement to be declared effective within 150 days from the issuance date of the Rollover Loans and keep such shelf registration effective, with respect to resales of notes into which the Rollover Loans have been converted, for so long as it is required by the holders of such notes to resell such notes. Upon failure to comply with the requirements of the registration rights agreement, the Borrower shall pay liquidated damages to each holder of such notes with respect to the first 90-day period immediately following the occurrence of such default in an amount equal to one-quarter of one percent (0.25%) per annum on the principal amount of such notes held by such holder. The amount of the liquidated damages will increase by an additional one-quarter of one percent (0.25%) per annum on the principal amount of Exchange Notes with respect to each subsequent 90-day period until all such defaults have been cured, up to a maximum amount of liquidated damages for all such defaults of 1.00% per annum. In addition, the holders of such notes will have the right to “piggy back” in the registration of any debt securities which are registered by the Borrower unless all of such notes will be redeemed from the proceeds of such securities.

Right to Transfer Rollover Loans:

Each Initial Lender shall have the absolute and unconditional right to transfer Rollover Loans in compliance with applicable law to any third parties and the other Bridge Lenders shall have the right, with the prior consent of the Initial Lenders, to transfer the Rollover Loans to one or more third parties. If the Rollover Loans are converted to notes, the Borrower, upon request, shall be required to insure that such notes are DTC Eligible.

Conditions to Issuance:

The right to issue the Rollover Loans will be subject to satisfaction of the following conditions precedent: (i) at the time of issuance, there shall exist no default under the Bridge Credit Agreement, (ii) all fees, interest and other amounts owing to the Bridge Lenders shall have been paid in full and (iii) no injunction, decree, order or judgment enjoining such issuance shall be in effect.

Annex II-B

IIB-3

Representation,Warranties, Covenants, Events of Default, Indemnities and Expenses:	Customary for publicly traded high-yield debt.
Governing Law:	State of New York.
Counsel for Initial Lenders:	Shearman & Sterling LLP.

Annex II-B

ANNEX III

CONDITIONS PRECEDENT

$550,000,000 SENIOR CREDIT FACILITIES

$365,000,000 SENIOR SUBORDINATED BRIDGE FACILITY

[Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex III is attached]

Conditions Precedent to Closing:

The closing and the initial extension of credit under the Senior Credit Facilities and the extension of the Bridge Loans under the Bridge Facility will be subject to satisfaction of the following conditions precedent:

(i)       The final terms and conditions of the Transaction, including, without limitation, all legal and tax aspects thereof, shall be as described in the Commitment Letter and otherwise consistent in all material respects with the description thereof received in writing as part of the Pre-Commitment Information. The Lenders shall be satisfied with (x) the Merger Agreement (including all schedules and exhibits thereto) and (y) all other agreements, instruments and documents relating to the Transaction[2]; and the Merger Agreement and such other agreements, instruments and documents relating to the Transaction shall not be altered, amended or otherwise changed or supplemented or any condition therein waived in any manner materially adverse to the Lenders without the prior written consent of the Lenders. The acquisition shall have been consummated substantially in accordance with the terms of the Merger Agreement and in compliance with applicable law. The Refinancing shall have been consummated or shall be consummated concurrently with the initial extension of credit under the Facilities.

(ii)      All of the capital stock of the Borrower shall be owned by Holdings and all capital stock of the Borrower’s subsidiaries shall be owned by the Borrower or one or more of the Borrower’s subsidiaries, in each case free and clear of any lien, charge or encumbrance not permitted under the loan documentation (it being understood that in the case of Portfolio JVs, not all capital stock of such entities shall be owned by the Borrower or one or one of the Borrower’s subsidiaries, and that the equity interests owned by the Borrower and Guarantors in such entities shall be free and clear of any lien, charge or encumbrance not permitted under the loan documentation); in the case of the Senior Credit Facilities the Senior Lenders shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) lien and security interest in such capital stock and in the other collateral referred to under the section “Security” above; all filings, recordations and searches necessary or desirable in connection with such liens and security interests shall have been duly made; and all filing and recording fees and taxes shall have been duly paid.

2 It is understood the draft of the Merger Agreement received by MS on July 18, 2006 is satisfactory.

Fee Letter

2

(iii)     There shall not have occurred any event, circumstance, development, change or effect, or aggregation of events, circumstances, developments, changes or effects, that has or have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, whether or not covered by insurance.

(iv)     There shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental or regulatory agency or authority that could reasonably be expected to (a) materially adversely affect the ability of the Borrower or any Guarantor to perform its obligations under the loan documentation for each Facility or (b) materially adversely affect the rights and remedies of the Administrative Agent and the Lenders under the loan documentation.

(v)      All governmental and third party consents, the failure to obtain which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and approvals necessary in connection with the Transaction and the Facilities shall have been obtained and shall remain in effect; all applicable waiting periods shall have expired without any adverse action being taken by any competent authority; and no law or regulation shall be applicable that restrains, prevents or imposes materially adverse conditions upon the Transaction or the Facilities.

(vi) All loans made by the Lenders to the Borrower or any of its affiliates shall be in full compliance with the Federal Reserve’s Margin Regulations.

(vii)    The Borrower and each material Guarantor shall have delivered certificates, in form and substance satisfactory to the Lenders, attesting to the Solvency (as hereinafter defined) of the Borrower and such material Guarantor, as the case may be, in each case individually and together with its subsidiaries, taken as a whole, immediately before and immediately after giving effect to the Transaction, from their respective chief financial officers. As used herein, the term “Solvency” of any person means (i) the fair value of the property of such person exceeds its total liabilities (including, without limitation, contingent liabilities), (ii) the present fair saleable value of the assets of such person is not less than the amount that will be required to pay its probable liability on its debts as they become absolute and matured, (iii) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (iv) such person is not engaged, and is not about to engage, in business or a transaction for which its property would constitute an unreasonably small capital. It is understood that each Guarantor’s guaranty of the Facilities shall be limited to the maximum amount as will result in the obligations guaranteed thereunder not constituting a fraudulent transfer or conveyance.

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(viii)   The Lenders under each Facility shall have received (a) customary opinions of counsel for the Borrower and the Guarantors and of local counsel for the Lenders as to the transactions contemplated hereby and (b) such customary corporate resolutions, certificates and other documents as the Lenders under each Facility shall reasonably request.

(ix)     All accrued fees and expenses of the Senior Administrative Agent, the Bridge Administrative Agent, the Senior Lead Arrangers, the Bridge Lead Arrangers and the Lenders (including the fees and expenses of counsel for the Senior Administrative Agent, the Bridge Administrative Agent, the Senior Lead Arrangers and the Bridge Lead Arrangers and local counsel for the Lenders) shall have been paid.

(x)      The Equity Contribution and the Rollover shall have been consummated on or prior to the Closing Date. In the case of the Senior Credit Facilities, the Senior Lenders shall be satisfied with the terms and conditions of the Bridge Loans or the Subordinated Notes, as the case may be (it being understood that the terms and conditions of the Bridge Loans and the Subordinated Notes contained in the Bridge Summary of Terms are satisfactory), and the Senior Administrative Agent shall have received satisfactory evidence of receipt by the Borrower of not less than $365 million cash proceeds from the advance of the Bridge Loans or the issuance by the Borrower of the Subordinated Notes. In the case of the Bridge Facility, the Bridge Lenders shall be satisfied with the terms and conditions of the Senior Credit Facilities (It is understood that the terms and conditions of the Senior Credit Facilities contained in the Senior Bank Summary of Terms are satisfactory) and the Bridge Lead Arrangers shall have received evidence satisfactory to the Bridge Lead Arrangers that all other conditions to commitments of the Senior Lenders under the Senior Credit Facilities have been satisfied.

(xi)     In the case of the Bridge Facility, the Borrower shall have provided to the Initial Lenders as soon as practicable and in no event later than 30 calendar days prior to the Closing Date, a complete printed preliminary offering memorandum or prospectus relating to the issuance of the Permanent Financing including all financial statements and other data to be included therein (including all audited financial statements and all unaudited financial statements (which unaudited quarterly financial statements shall have undergone an SAS 100 review)) prepared in accordance with generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”) and substantially all other data (including selected financial data and pro forma financial statements) that the Securities and Exchange Commission would require in a registered offering of the Permanent Financing (collectively, the “Required Information”).

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(xii)    In the case of the Bridge Facility, the Borrower shall have cooperated reasonably and in good faith with the marketing of the Permanent Financing with the view towards effecting the issuance of the Permanent Financing in lieu of the borrowing of the Bridge Loans. MS, JPMorgan or their affiliates shall have had a period of not less than 10 Business days to market the Permanent Financing prior to the Closing Date.

Morgan Stanley Combined Form